Exhibit 99.1

PCTEL Declares Regular Quarterly Dividend

BLOOMINGDALE, IL — October 25, 2012 — PCTEL, Inc. (NASDAQ:PCTI), a leader in simplifying wireless and site solutions for private and public networks, announced today the declaration of its regular quarterly dividend of $0.03 per share on its common stock. This dividend will be payable on November 15, 2012 to shareholders of record at the close of business on November 8, 2012.

About PCTEL

PCTEL, Inc. (NASDAQ: PCTI), develops antenna, scanning receiver, and engineered site solutions for public and private networks. The company’s SeeGull® scanning receivers, SeeHawk® visualization tool, and Clarify® system measure and analyze wireless signals for efficient cellular network planning, deployment, and optimization. PCTEL develops and supports scanning receivers for LTE, TD-LTE, EV-DO, CDMA, WCDMA, TD-SCDMA, GSM, and WiMAX networks.

PCTEL’s MAXRAD®, Bluewave™ and Wi-Sys™ antenna solutions address private network, public safety, and government applications. PCTEL develops and delivers high-value YAGI, Land Mobile Radio, WiFi, GPS, In-Tunnel, Subway, and broadband antennas (parabolic and flat panel). The company’s vertical markets include SCADA, Health Care, Smart Grid, Precision Agriculture, Indoor Wireless, Telemetry, Off-loading, and Wireless Backhaul. PCTEL Connected Solutions™ designs and delivers Site Solutions for private and public wireless, data, and communication applications. PCTEL Connected Solutions™ utilizes specialized towers, enclosures, fiber optic panels, fiber jumper cables and a wide array of its TowerWorx™ and TelWorx™ products to deliver engineered site solutions. PCTEL Secure focuses on Android mobile platform security. PCTEL’s products are sold worldwide through direct and indirect channels. For more information, please visit the company’s web sites www.pctel.com, www.antenna.com, www.antenna.pctel.com, www.rfsolutions.pctel.com, www.connectedsolutions.pctel.com, www.towerworx.com, www.wirelesstesting.com or www.pctelsecure.com.

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For further information contact:

Jack Seller

Public Relations

PCTEL, Inc.

(630)339-2116

jack.seller@pctel.com